UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 29, 2004
Date of Report (Date of earliest event reported)

LIBERTY STAR GOLD CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-50071	27-0019071
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

2766 N. Country Club Rd., Tucson, Arizona	85716
(Address of principal executive offices)	(Zip Code)

520-721-1375
Registrant's telephone number, including area code

ITEM 5.     OTHER EVENTS

Liberty Star Gold Corp. (the “Company”), (symbol OTCBB: LBTS) is pleased to announce significant progress at the Big Chunk Project properties. The properties border the massive Northern Dynasty Pebble Project (TSX.V: NDM; OTCBB: NDMLF) in Southwestern Alaska.

The Company currently holds 981 mineral claims, spanning 237 square miles centered 25 miles northwest of the village of Iliamna. The Big Chunk claims, named for their enormous size, are adjoining Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast.

The company has received the final comprehensive aeromagnetic data from its contractor, McPhar Geophysics. Preliminary interpretation of the aeromagnetic map, detailed geologic structural interpretation and Space Imagery duplication of alteration at the Pebble Deposit, with similar alteration on the Big Chunk property, has resulted in the identification of 21 anomalies. Each anomaly represents a high potential mineral centre. Further computer studies of the magnetic data are underway by geophysical consultant and team member Jan Klein. Refinement of the existing mineral targets and identification of other targets are expected from this work.

Follow up helicopter reconnaissance of the structural and space imagery resulting anomalies during the week of June 6 by President James Briscoe and VP Exploration Phillip St George identified several areas containing iron oxide (red to orange iron rust more technically referred to as hematite or limonite) in tundra mud and stream bogs. . This same type of iron oxide drew attention to and resulted in the discovery of the Pebble Deposit’s rich mineralised zone. Stream sediment sampling, water sampling as well as vegetation and soil sampling is on going in these colour/structural anomalous areas. The results of these geochemical studies will be compared to the magnetic anomaly maps and tested by Induced Polarization (IP) ground electrical geophysics, as used to define the Pebble alteration zone.

A Liberty Star crew of fifteen is located at the village of Iliamna; including nine geologists/sampling techs, helicopter and camp support, led by Phillip St. George. Crews travel by helicopter daily to sample lines where “PalmTop” computers with electronic maps and “Bluetooth” enabled GPS units provide sample location, navigation and computer data collection capabilities. This has dramatically increased sample collection speed and accuracy, lowering over all costs. Upon return to camp crews simply place their PalmTops in their recharging racks and the data is automatically uploaded onto Liberty Star’s main computer. There the data is processed through Quality Assurance/Quality Control (QA/QC) schedule and is checked for errors. This information is transmitted to the computer base map, which is updated with new information daily. Lower cost, faster data turnaround and more accurate computer generated technical data and maps are a result of this method

Some 3,500 vegetation, soil, water, stream sediment and rock samples have been collected. The water and soil samples are processed and have a simple two-element analysis done in the Liberty Star field laboratory at the Iliamna camp. . Analysed results help significantly with the direction and concentration of ensuing fieldwork. The samples are then shipped to certified analytical laboratories in Vancouver, BC, Canada for final standard ICP multi element geochemical analysis.

Induced Polarization (IP) geophysics will start about August 15. Zonge Engineering of Tucson, Arizona; the same contractor used by Northern Dynasty for IP surveys, which defined the Pebble alteration zone, will do this IP work. Liberty Star Consultant and Team Member Jan Klein will monitor the fieldwork and review interpretation of results. Drilling of defined targets is expected to follow later in August.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Description

99.1	Press release dated July 29, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR GOLD CORP.

Date: July 30, 2004
	By:	/s/ Gary Musil

GARY MUSIL
Secretary, Director